Exhibit 99.1

Optio Software Reports Fiscal 2007 Q3 Increase in Revenues

Revenues Up Seven Percent; Subscription Licenses Up Six Percent Over Same Quarter Last Year

ALPHARETTA, Ga. – December 14, 2006 – Optio® Software (OTCBB:OPTO.OB), a leading provider of business process improvement solutions dedicated to helping customers manage and control the complete lifecycle of document-intensive processes, today reported an increase in revenues and subscription licensing contracts as part of its financial results for the fiscal 2007 third quarter and nine-month period ended October 31, 2006.

Revenue

Total revenue for the third quarter of 2007 increased seven percent to $7.6 million from $7.1 million in the prior fiscal year quarter. Software license revenues increased six percent to $2.2 million in the three months ended October 31, 2006 from $2.1 million in the three months ended October 31, 2005.

Optio’s subscription licensing contracts contributed $597,000 of revenue to the quarter ended October 31, 2006, up from $542,000 of revenue from the quarter ended October 31, 2005.

“Optio’s Q3 net increase is largely due to improved performance in field sales activities on a year over year basis including a major contract for our Healthcare forms automation solutions.  An increase in subscription licenses also positively impacted our Q3 results,” said C. Wayne Cape, Optio’s President and Chief Executive Officer.

“In response to current market trends and our customers’ ongoing needs, we have recently announced our new ProCentraTM product line, focused on the control and strategic business process management of document-intensive processes, such as maintenance renewal and invoice dispute resolution,” added Cape.  “Optio’s ‘next generation’ solution suite increases our breadth and depth of service in the enterprise document automation and electronic health record industries.  Looking forward, we’re encouraged by the market interest for both our current and future software solution suites.”

Key Metrics

Services and maintenance revenues rose to $4.8 million in the three months ended October 31, 2006 from $4.5 million in the three months ended October 31, 2005.  Additionally, Days’ Sales Outstanding (DSO) increased from 40 days to 46 days in comparison to the previous quarter.

Cost of Revenue

For the third quarter, total cost of revenue increased slightly to $1.9 million from $1.8 million reported during the same quarter in the prior fiscal year.

Operating Expenses

Total operating expenses decreased to $4.6 million in the three months ended October 31, 2006 from $5.3 million in the three months ended October 31, 2005, primarily due to the inclusion of a $900,000 gain on the reversal of the valuation reserve of the M2 Systems promissory note in the three months ended October 31, 2006.

On November 6, 2006, after the sale of the stock of M2 Systems, Optio received $2,758,000, representing full repayment of the M2 Systems note receivable, plus accrued interest.  Such repayment represents an early retirement of the note, originally due December 1, 2007. This repayment indicated an increased value in the collateral of the note and as a result, the carrying value of the M2 Systems note was effectively written up to its full face value. The impairment charge previously recorded by Optio relating to the M2 Systems note was eliminated. Optio recognized income of $900,000 that was a reduction of the Company’s third quarter operating expenses.

Net Income

Net income for the third quarter of fiscal 2007 was $1.1 million and diluted earnings per share (EPS) were $0.04, an increase from net income of $6,000 and diluted EPS of $0.00 in the prior-year’s quarter.

Nine Months Ended October 31, 2006

Total revenue for the nine months ended October 31, 2006 was $21.2 million, compared with $21.4 million in the nine months ended October 31, 2005. Software license revenues were $5.7 million in the nine months ended October 31, 2006, compared to $6.8 million in the nine months ended October 31, 2005.  Optio’s subscription licensing revenue increased to $1.7 million in the nine months ended October 31, 2006 from $1.6 million in the nine months ended October 31, 2005.  Services and maintenance revenues increased to $13.8 million in the nine months ended October 31, 2006 from $13.0 million in the nine months ended October 31, 2005. Total cost of revenue increased slightly to $5.5 million in the nine months ended October 31, 2006 from $5.3 million in the nine months ended October 31, 2005.

Operating expenses for the nine months ended October 31, 2006 were $15.3 million, including the $900,000 gain on the reversal of the valuation reserve of the M2 Systems note, down from $16.0 million in the nine months ended October 31, 2006.

For the nine months ended October 31, 2006, net income was $585,000 or $0.02 diluted EPS, an increase from a net income of $160,000 and diluted EPS of $0.01 in the nine months ended October 31, 2005.

Third Quarter Highlights and Business Metrics

Several significant software license transactions were closed during the quarter, including a $600,000 forms library and documents-on-demand contract to Triad Hospitals, a business process improvement (BPI) solution to Stewart & Stevenson, and a document automation and output management solution to Motorola GmbH, which will be rolled out to its European facilities within the next several months.

Optio closed the quarter with $8.0 million in cash and cash equivalents, consistent with the $8.0 million in cash as of Jan. 31, 2006.   The company had no outstanding balance on its line of credit as of October 31, 2006.

About Optio Software, Inc.

Optio Software, with 25 years of experience and more than 5,000 clients, worldwide, provides software solutions dedicated to automating, managing and controlling the entire lifecycle of document-intensive processes, while extending the value of their Enterprise Resource Planning (ERP) and Hospital Information Systems (HIS) applications.  More than 5,000 organizations rely on Optio Software for innovative business process improvement solutions that allow them to reduce transactional activities and focus on core responsibilities.  Headquartered in Alpharetta, Ga., Optio Software maintains European, Middle Eastern and African headquarters in Paris, France and sales offices in the United States, Germany and the United Kingdom. For more information about Optio Software or to contact a local Optio sales consultant, reach us at 770.576.3500 or visit our website at www.optio.com.

© Copyright 2006, Optio Software, Inc. All Rights Reserved. Optio is a registered trademark of Optio Software, Inc. Other companies and products mentioned in this document are the property of their respective owners.

Forward-Looking Statements

This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Optio’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio’s reliance on strategic marketing and reseller relationships, the collectibility of Optio’s accounts receivable, fluctuations in operating results because of acquisitions or dispositions, failure to integrate new products and newly acquired companies, diversion of management resources relating to acquisitions, reduction in cash reserves relating to acquisitions, challenges relating to acquisitions and the possibility that this may cause Optio to no longer be profitable, the negative effect on Optio’s earnings relating to the amortization or potential write-down of acquired assets or goodwill, failure to retain the business relationships with existing customers of acquisitions, changes in competition, changes in economic conditions in the U.S. and in other countries in which Optio currently does business (both general and relative to the technology industry), delays or inability to develop new or unique software, market acceptance of new products, the failure of new products to operate as anticipated, expectation of achieving and sustaining operating profits and earnings, including the timing of such cash flow and company performance, disputes regarding Optio’s intellectual property, risks relating to the delisting of our stock, possible adverse results of pending or future litigation, or risks associated with Optio’s international operations. These and additional factors are set forth in “Item 1.A. Risk Factors” included in Optio’s most recent Annual Report on Form 10-K. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Quarterly Report of Form 10-Q that Optio will file on or before December 15, 2006.

OPTIO SOFTWARE, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
Revenue:
License fees	$2,201	$2,078	$5,742	$6,833
Subscription fees	597	542	1,712	1,577
Services, maintenance, and other	4,776	4,460	13,750	12,965
	7,574	7,080	21,204	21,375

Cost of revenue:
License fees	112	187	390	544
Services, maintenance, and other	1,830	1,609	5,151	4,785
	1,942	1,796	5,541	5,329
	5,632	5,284	15,663	16,046

Operating expenses:
Sales and marketing	2,619	2,852	7,701	8,461
Research and development	1,385	1,311	4,082	3,905
General and administrative	1,272	957	3,794	3,001
Gain on reversal of impairment of M2 Note	(900)	—	(900)	—
Depreciation and amortization	266	202	650	633
	4,642	5,322	15,327	16,000
Income (loss) from operations	990	(38)	336	46

Other income (expense):
Interest income	119	69	327	185
Interest expense	(2)	(10)	(4)	(14)
Other	—	(1)	(3)	(15)
	117	58	320	156

Income before income taxes	1,107	20	656	202
Income tax expense	19	14	71	42
Net income	$1,088	$6	$585	$160

Net income per share - basic	$0.05	$0.00	$0.03	$0.01
Net income per share - diluted	$0.04	$0.00	$0.02	$0.01
Weighted average shares outstanding - basic	22,301,466	21,093,459	22,149,422	20,918,084
Weighted average shares outstanding - diluted	24,662,565	23,809,293	24,731,182	24,033,407

OPTIO SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	October 31,	January 31,
	2006	2006

ASSETS

Current Assets:
Cash, cash equivalents and marketable securities	$8,011	$7,954
Accounts receivable, net	4,103	4,811
Notes receivable from M2	2,723	323
Other current assets	786	725
Total current assets	15,623	13,813

Property and equipment, net	2,776	613
Notes receivable	—	1,720
Goodwill and other intangible assets, net	3,633	3,461
Other assets	95	91

Total Assets	$22,127	$19,698

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,283	$922
Other accrued liabilities	1,279	2,218
Deferred revenue	6,929	7,373
Current portion of accrued lease incentive liability	122	—
Current portion of debt and capital lease obligations	69	1
Total current liabilities	9,682	10,514

Long-term portion of debt and capital lease obligations	340	—
Long-term accrued expenses	394	63
Long-term portion of accrued lease incentive liability	836	—

Shareholders’ equity	10,875	9,121

Total liabilities and shareholders’ equity	$22,127	$19,698